FOR IMMEDIATE RELEASE

Nature’s Sunshine Products announces new chief financial officer

LEHI, Utah, October 31, 2016 - Nature’s Sunshine Products (NASDAQ: NATR) (“NSP”), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today announced that Joseph W. Baty will join Nature’s Sunshine today as Executive Vice President and Chief Financial Officer reporting to Gregory L. Probert, Chairman and Chief Executive Officer. The planned retirement from NSP of current Executive Vice President and Chief Financial Officer, Stephen M. Bunker, was announced on March 6, 2016. Mr. Bunker will remain with the Company to assist with the transition for the remainder of the year.
Prior to joining Nature’s Sunshine Products, Joe was Executive Vice President and Chief Financial Officer at Schiff Nutrition International where he played a key role in the growth, improved financial performance, and dramatically increased shareholder value of the company. Joe worked for Schiff from 1997 until its sale to Reckitt Benckiser in December, 2012.

Joe was named CFO of the Year (large public company category) in June, 2012 by Utah Business magazine in recognition of his exemplary contributions at Schiff. Prior to working at Schiff, he was a partner at the public accounting firm of KPMG. Joe graduated from the University of Utah with a Bachelor of Science degree in Accounting.

“I am thrilled to have someone with Joe’s track record and experience in the nutritional supplement industry join our leadership team,” said NSP’s Chairman and Chief Executive Officer, Gregory L. Probert. “Joe has demonstrated the ability to work closely with business leaders to achieve outstanding financial results and deliver impressive value to shareholders.”

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 570,000 independent Managers, Distributors and customers in more than 45 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has four reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas; NSP Russia, Central and Eastern Europe; Synergy WorldWide; and China and New Markets). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Contacts:

Patrick O‘Hara
Chief Human Resources Officer

Nature’s Sunshine Products, Inc.
Lehi, Utah 84043
(801) 341-7306

Scott Van Winkle
Managing Director
ICR
(617) 956-6736